FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Fourth Amendment to Amended and Restated Credit Agreement (this "Amendment Agreement") is dated as of June 28, 2011 by and among Lower Lakes Towing Ltd., Lower Lakes Transportation Company, Grand River Navigation Company, Inc., the other Credit Parties signatory hereto, the other Lenders signatory hereto and General Electric Capital Corporation, as Agent.

W I T N E S S E T H :

WHEREAS, the Credit Parties, the lenders party thereto, and the Agent entered into that certain Amended and Restated Credit Agreement dated as of February 13, 2008 and amended as of June 24, 2008, June 23, 2009 and August 9, 2010 (the "Credit Agreement");

WHEREAS, the Credit Parties have previously indicated to the Agent and the Lenders that their Capital Expenditures for the four Fiscal Quarter period ending June 30, 2011 may exceed the limitation specified in Annex G of the Credit Agreement; and

WHEREAS, the Lenders and the Agent have agreed to further amend the Credit Agreement to effect certain changes thereto requested by the Credit Parties as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement.

2.1. Section 1.1(b) of the Credit Agreement is hereby amended by (w) deleting the reference in the title to “(Cdn.$61,700,000)” and replacing it with a reference to “(Cdn.$65,700,000)”, (x) renumbering clauses “(ii), (iii) and (iv)” as “(iv), (v) and (vi)”, respectively, (y) inserting the following clauses (ii) and (iii) as follows:

(ii)  On each Delayed Draw Date, subject to the terms and conditions in clause (iii) of this Section 1.1(b) below, GE Capital shall make available funds in an amount not to exceed the Delayed Draw Cdn. Term Loan Commitment to be drawn on not more than three (3) dates in immediately available funds to the Agent (the Loans made on such dates the “Delayed Draw Cdn. Term Loans” and, collectively with the outstanding Cdn. Term Loan, the “Cdn Term Loans”).  The borrowing of each Delayed Draw Cdn. Term Loan shall be in a minimum amount of $750,000 and integral multiples of $50,000 in excess of that amount.  The Delayed Draw Cdn. Term Loan Commitment shall expire on the earliest of (i) the date the Delayed Draw Cdn. Term Loan Commitment is permanently reduced to zero, (ii) the date of the termination of the Commitments pursuant to Section 8.2 and (iii) December 1, 2011, and any portion of the Delayed Draw Cdn. Term Loan Commitment unused by Lower Lakes as of such date shall be automatically terminated (the “Delayed Draw Cdn. Term Loan Commitment Termination Date”).  Lower Lakes covenants and agrees that it shall use the proceeds of the Delayed Draw Cdn. Term Loans to purchase the vessel referred to as the “Maritime Trader” from the bankruptcy estate of Voyageur Maritime Trading Inc. and for closing costs, capital expenditures, surveys, drydocking, modifications required for registration and repairs thereto.  Unless otherwise specifically provided in this Agreement, all references in this Agreement and the other Loan Documents to Cdn. Term Loans shall be deemed, unless the context otherwise requires, to include the Delayed Draw Cdn. Term Loans.  Lower Lakes may at any time, on at least five (5) days' prior written notice to Agent, terminate the Delayed Draw Cdn. Term Loan Commitment; provided, that any such termination must be accompanied by payment of the fee required by Section 1.8(f).  Upon any such termination, Lower Lakes's right to request a Delayed Draw Cdn. Term Loan shall simultaneously be permanently terminated.

(iii)  The obligation of GE Capital to make Loans in respect of its Delayed Draw Cdn. Term Loan Commitment is, in addition to the conditions precedent specified in Section 2.2 hereof, subject to the conditions precedent that (i) the Agent shall have received all of the following, to the extent applicable, each duly executed and dated as of the date of funding of the Delayed Draw Cdn. Term Loan requested by Lower Lakes (or such earlier date as shall be satisfactory to the Agent), in form and substance reasonably satisfactory to the Agent and (ii) as applicable, each of the following statements shall be true and correct as of such date (each such date on which all such conditions precedent have been satisfied or waived in writing by the Agent is called a “Delayed Draw Date” and, collectively, all such dates shall be the "Delayed Draw Dates"):

(a)  Notice of Borrowing.  An irrevocable notice of borrowing with respect to the advance to be made on the applicable Delayed Draw Date.

(b)  Letter of Direction.  Agent shall have received a duly executed letter of direction from Lower Lakes addressed to Agent, on behalf of itself and the Lenders, directing the disbursement of the proceeds of the Delayed Draw Cdn. Term Loan on the Delayed Draw Date.

(c)  Compliance Certificate.  A Compliance Certificate delivered by Lower Lakes to Agent indicating that Rand and its Subsidiaries are in compliance with the Financial Covenants after giving pro forma effect to the Delayed Draw Cdn. Term Loan to be made on the Delayed Draw Date.

(d)  Closing Certificate.  A certificate executed by an officer of Lower Lakes on behalf of the Credit Parties certifying the matters set forth as conditions to the Delayed Draw Date.

(e)  Draw for Vessel Purchase.  Evidence in form and substance acceptable to the Agent regarding Lower Lakes’s bid for such vessel, including the following:

(i) Lower Lakes’s bid for the Vessel shall have been chosen as the winning bid by Marcon International, Inc. (the “Broker”) in its capacity as court-appointed seller of such vessel pursuant to the court sale process in Court file number T-416-11 as approved by the Federal Court of Canada, and Lower Lakes shall have received and provided to Agent in form and substance acceptable to Agent:

(A)  a copy of the approval order;

(B)  a bill of sale for sale of the vessel and any other purchased assets in a form registerable under the Canada Shipping Act;

(C)  the current certificate of registry; and

(D)  any classification certificate(s) in the possession of Pricewaterhouse Coopers Inc. in its capacity as court-appointed receiver of the current owner of such vessel in Ontario Superior Court of Justice Court File No. CV-11-9142-OOCL  (the “Receiver”) as well as all plans which are on board the vessel, together with such other technical documentation and certificates which may be in the Receiver’s possession as well as copies of logs, if any; and

(ii)  (A) the purchase of such vessel shall have been completed in accordance with the Agreement of Purchase and Sale dated June 24, 2011 between Marcon International, Inc. and Rand Logistics, Inc. and (B) all conditions precedent to such purchase shall have been met (or waived with the consent of Agent) and such purchase shall have been consummated in accordance with the terms of the purchase agreement (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to Agent and the Lenders without the consent of Agent) and all requirements of law.

(f) Draws for Other Purposes.  Supporting invoices for Capital Expenditures and other uses for such draw.

(g)  Other Documents.  Such other certificates, documents and agreements as Agent may reasonably request.

and (z) deleting the sentence immediately following the amortization table in new subclause (iv) of Section 1.1(b) in its entirety and replacing it as follows:

The final installment due on the Commitment Termination Date shall be the remaining principal balance of the Cdn. Term Loans and any accrued and unpaid interest thereon (including the principal balance of the Delayed Draw Cdn. Term Loans).

2.2. Section 1.5 of the Credit Agreement is hereby amended by deleting paragraph (a) thereof in its entirety and replacing it with the following:

(a) Interest.  Each Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to Cdn. Revolving Credit Advances, Cdn. Swing Line Advances and the Cdn. Term Loan, the BA Rate plus four and one-half percent (4.50%) per annum or the Canadian Prime Rate plus three and one-half percent (3.50%) per annum, (ii) with respect to US Revolving Credit Advances, US Swing Line Advances and the US Term Loan, the US Base Rate plus three and one-half percent (3.50%) per annum or the applicable LIBOR Rate plus four and one-half percent (4.50%) per annum, as applicable, and (iii) with respect to the Engine Term Loan, the BA Rate plus five percent (5.00%) per annum or the Canadian Prime Rate plus four percent (4.00%) per annum.

2.3. Section 1.8 of the Credit Agreement is hereby amended by (a) deleting paragraph (c) thereof in its entirety and replacing it with the following:

(c)           If Lower Lakes or Grand River, as the case may be, prepays all or any portion of the Term Loans, if Lower Lakes or LLTC voluntarily terminates all or any portion of the Revolving Loan Commitments or if the indebtedness owing under the Term Loans and/or the Revolving Loans is accelerated and the Revolving Loan Commitments terminated, whether voluntarily or involuntarily, Lower Lakes, LLTC and/or Grand River, as applicable, shall pay to Agent, for the benefit of the applicable Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by (x) the sum of the principal amount of the Term Loans paid or if unpaid, outstanding (in the case of acceleration) and (y) the amount of the Revolving Loan Commitments terminated, as applicable.  As used herein, the term “Applicable Percentage” shall mean (x) two percent (2.0%), in the case of a prepayment on or prior to June 30, 2012, and (y) one percent (1.0%), in the case of a prepayment after June 30, 2012 but on or prior to June 30, 2014.  The Credit Parties agree that the fee payable herein is a reasonable calculation of the applicable Lenders' lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments.  Notwithstanding the foregoing, no prepayment fee shall be payable by Lower Lakes, LLTC or Grand River, as applicable, upon a mandatory prepayment made pursuant to Section 1.3(b) or 1.15(c); provided that in the case of prepayments made pursuant to Section 1.3(b)(ii) or (b)(iii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

and (b) adding a new section (f) as follows:

(f)  As additional compensation for GE Capital in respect of its Delayed Draw Cdn. Term Loan Commitment, Lower Lakes shall pay to Agent, for the benefit of GE Capital, in arrears, on the first Business Day of each month prior to the Delayed Draw Cdn. Term Loan Commitment Termination Date and on such date, a fee for each such month or other period for Lower Lakes’ non use of available funds under the Delayed Draw Cdn. Term Loan Commitment in an amount equal to one percent (1%) per annum (calculated on the basis of a 365 day year for actual days elapsed) multiplied by the unused amount of GE Capital's Delayed Draw Cdn. Term Loan Commitment during such month or other period.

2.4. Section 2.2 of the Credit Agreement is hereby amended by (a) deleting the reference to ”or” at the end of paragraph (b) thereof, (b) deleting the reference to “.” at the end of paragraph (c) thereof and replacing it with a reference to “;or” and (c) adding paragraph (d) as follows:

(d) after giving effect to any Advance and the contemporaneous uses of the proceeds thereof, the Credit Parties’ cash and Cash Equivalents would exceed $5,000,000.

2.5. Article 3 of the Credit Agreement is hereby amended by adding Sections 3.31 and 3.32 as follows:

3.31   Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.32  Patriot Act.  The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

2.6. Article 5 to the Credit Agreement is hereby amended by adding Sections 5.14 and 5.15 as follows:

5.14  OFAC; Patriot Act.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Sections 3.31 and 3.32.

5.15  Depository Banks.

Commencing not later than September 30, 2011, with such process to be completed not later than November 30, 2011, the Credit Parties and their Subsidiaries will provide that PNC Bank, N.A. or one of its Affiliates shall serve as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their business, for so long as PNC Bank, N.A. or one of its Affiliates is a Lender.

2.7. Article 8 to the Credit Agreement is hereby amended by deleting Sections 8.1(b) in its entirety and replacing it with the following:

(b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Section 1.4, 1.8, 5.4(a), 5.13, 5.15 or 6, or any of the provisions set forth in Annex C or G.

2.8. Annex A to the Credit Agreement is hereby amended by (a) adding the following new definitions thereto in alphabetical order:

Delayed Draw Cdn. Term Loan Commitment means as to GE Capital, its commitment to make the Delayed Draw Cdn. Term Loans in the maximum aggregate amount not to exceed Cdn.$4,000,000, as reduced by Cdn. Term Loans made on any Delayed Draw Date or otherwise as reduced pursuant hereto.

Delayed Draw Cdn. Term Loans has the meaning set forth in Section 1.1(b)(ii).

Delayed Draw Date has the meaning set forth in Section 1.1(b)(iii).

Liquidity means the sum of (a) unrestricted cash and Cash Equivalents, plus (b) US Borrowing Availability (without giving effect to the US Seasonal Facility), plus (c) Cdn. Borrowing Availability (without giving effect to the Cdn. Seasonal Facility).

(b) deleting the definitions of “BA Rate”, “Canadian Prime Rate”, “Cdn. Term Loan Commitment”, “Commitments” and “Term Loan” in their entirety and replacing them with the following:

BA Rate means, in respect of any BA Period applicable to a BA Rate Loan, the higher of (a) the rate per annum determined by Agent by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen on the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable to Canadian Dollars bankers’ acceptances with a term comparable to such BA Period as of 10:00 a.m. (Toronto time) two (2) Business Days before the first day of such BA Period, and (b) the rate per annum determined by Agent by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable to Canadian Dollars bankers’ acceptances with the same term as of 10:00 a.m. (Toronto time) two (2) Business Days before the first day of such BA Period.  If for any reason the Reuters Monitor Screen rates are unavailable BA Rate means the rate of interest determined by Agent that is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce in respect of Canadian Dollar bankers’ acceptances with a term comparable to such BA Period.  No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

Canadian Prime Rate means, for any day, a floating rate equal to the higher of (a) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian prime”, “chartered bank prime rate” or words of similar description and (b) the BA Rate existing on such day in respect of a BA Period of 30 days plus 1.35% per annum.  Any change in any interest rate provided for in the Agreement based upon the Canadian Index Rate shall take effect at the time of such change in the Canadian Index Rate.  No adjustments shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

Cdn. Term Loan Commitment means (a) as to any Cdn. Term Lender with a Cdn. Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Cdn. Term Loan as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Cdn. Term Lenders with a Cdn. Term Loan Commitment, the aggregate commitment of all Lenders to make the Cdn. Term Loan, which aggregate commitment shall be Sixty Five Million Seven Hundred Thousand Canadian Dollars (Cdn. $65,700,000) on June 28, 2011.  For purposes of clarification, the Cdn. Term Loan Commitment shall include GE Capital's Delayed Draw Cdn. Term Loan Commitment.  After advancing the Cdn. Term Loan (including any Delayed Draw Cdn. Term Loan), each reference to a Lender's Cdn. Term Loan Commitment shall refer to that Lender's Pro Rata Share of the outstanding Cdn. Term Loan.

Commitments means (a) as to any Cdn. Lender, the aggregate of such Lender's Cdn. Revolving Loan Commitment (including without duplication the Cdn. Swing Line Lender’s Cdn. Swing Line Loan Commitment as a subset of its Cdn. Revolving Loan Commitment), Cdn. Term Loan Commitment (including without duplication the Delayed Draw Cdn. Term Loan Commitment) and Engine Term Loan Commitment and as to any US Lender, the aggregate of such Lender's US Revolving Loan Commitment (including without duplication the US Swing Line Lender’s US Swing Line Loan Commitment as a subset of its US Revolving Loan Commitment), and US Term Loan Commitment, all as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Loan Commitment as a subset of its Revolving Loan Commitment) and Term Loan Commitments, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

Term Loan means the Cdn. Term Loan (including without duplication the Delayed Draw Cdn. Term Loans), the US Term Loan or the Engine Term Loan and “Term Loans” means all of them.

and (c) revising the definition of “Commitment Termination Date” by deleting the reference therein to “April 1, 2013” and replacing it with a reference to “April 1, 2015”.

2.9. Annex G to the Credit Agreement is hereby amended by (a) deleting paragraphs (a) and (d) thereof in their entirety and replacing them with the following:

(a) Minimum Fixed Charge Coverage Ratio.  Rand shall have on a consolidated basis, at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

Period	Ratio
June 30, 2010 through September 29, 2011	1.00:1.0
September 30, 2011 through December 31, 2011	1.10:1.0
March 31, 2012 through December 31, 2012	1.15:1.0
March 31, 2013 and for each Fiscal Quarter ending thereafter	1.20:1.0

(d)           Maximum Capital Expenditures.  Rand and its Subsidiaries on a consolidated basis shall not make Capital Expenditures on each of the test dates set forth below for the period of four Fiscal Quarters ending on such date that exceed in the aggregate the amounts set forth opposite each of such periods:

Test Dates	Maximum Capital Expenditures per Period
June 30, 2011	Cdn.$11,000,000
June 30, 2012	Cdn.$8,200,000
Each June 30 thereafter	Cdn.$8,600,000

and (b) adding paragraph (f) as follows:

(f)           Minimum Liquidity.  Rand and its Subsidiaries (i) on a consolidated basis shall maintain Liquidity of not less than $5,000,000 on the last day of each Fiscal Year, commencing with the Fiscal Year ended March 31, 2012, and (ii) shall provide Agent and Lenders, within five (5) Business Days after the end of each month, commencing July 2011, with a projected liquidity level as of the end of the next Fiscal Year showing compliance with the level specified in clause (i), prepared on a basis in form and substance consistent with the requirements set forth in paragraph (c) of Annex E hereof, which reflects the payment of accounts payable and other expenses on a basis consistent with past practices and otherwise reasonably satisfactory to Agent.

3. Covenants.  The Credit Parties agree (a) to enter into an amendment and restatement of the Credit Agreement and amendments of the other Loan Documents within thirty-one (31) days after the date hereof that incorporates the terms and conditions set forth herein and in previous amendments to the Credit Agreement (to the extent applicable), a modification of the financial covenants on terms consistent with past practices and otherwise on mutually agreeable terms (including modifying the senior leverage test so that it is measured quarterly rather than annually), a revision to the amortization of the various term loans to reflect the extension of the term of the facilities on terms consistent with past practices, a revision to the end dates of the US Seasonal Facility and the Cdn. Seasonal Facility from July 31 to June 30 and such other modifications and additions to the Credit Agreement which shall be reasonably requested by Agent and Lenders, including those which reflect current customary practices for similar credit facilities which have not heretofore been incorporated in the Credit Agreement, and (b) in connection therewith, to provide such other deliveries which shall reasonably be requested by Agent and Lenders on a basis consistent with past practices.  Any breach of any of the above covenants shall constitute an immediate Event of Default under the Credit Agreement.

4. Conditions to Effectiveness.  The effectiveness of this Amendment Agreement is expressly conditioned upon the execution of this Amendment Agreement by the Credit Parties, the Agent and the Requisite Lenders and the satisfaction of the following conditions:

(a) Cdn. Term Note.  Lower Lakes shall provide a duly executed original of a replacement Cdn. Term Note dated the date hereof, reflecting the terms set forth in Section 2 hereof.

(b) Reaffirmation.  Each Credit Party shall have executed and delivered the Reaffirmation of Guaranty in the form of Exhibit A attached hereto.

(c) Secretary’s Certificate.  Agent shall have received from Lower Lakes, its (i) constating documents and all amendments thereto, (ii) certificates of compliance or status (or applicable equivalent thereof) evidencing Lower Lakes' qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the date of this Amendment Agreement and certified by the applicable authorized Governmental Authority, (iii) bylaws, together with all amendments thereto, and (iv) resolutions of its board of directors approving and authorizing Lower Lakes's execution, delivery and performance of this Amendment Agreement and the transactions contemplated by such documents, all certified by its board of directors as being in full force and effect without modification as of the date hereof.

(d) Payment of Fees and Attorney Costs.  The Borrowers shall have paid the Agent (i) the fees referred to in those certain fee letters dated June 28, 2011 by and among the Borrowers and Agent, (ii) costs and expenses of Agent incurred by it in connection with the transactions contemplated by this Amendment Agreement and (iii) the reasonable fees and expenses of legal counsel of Agent in connection with the preparation and negotiation of this Amendment Agreement and the transactions contemplated thereby.

(e) Material Adverse Effect.  There shall not exist or have occurred a Material Adverse Effect.

(f) No Defaults.  No Event of Default or Default under the Credit Agreement or any Material Contract shall have occurred and be continuing.

(g) Representations and Warranties.  The representations and warranties set forth in Section 5 hereof are true and correct.

(h) Officer's Certificate.  Agent shall have received duly executed originals of a certificate of an officer of Lower Lakes, dated the date hereof, stating that (a) since March 31, 2010, (i) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect, (ii) there has been no material adverse change in the industry in which Borrowers operate, (iii) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Amendment Agreement and the other Loan Documents, (iv) there have been no Restricted Payments made by any Credit Party, and (v) after giving effect to seasonality, the growth in the business and the timing of capital expenditures, there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of the Borrowers or any of their Subsidiaries, and (b) after giving effect to the transactions contemplated by the Amendment Agreement, each Credit Party will be Solvent.

(i) Consents.  The Borrowers shall have received all necessary or required consents from Governmental Authorities and third parties in respect of the execution, delivery and performance of this Amendment Agreement and the other Loan Documents.

(j) Other Documents.  The Borrowers shall provide such other documents, instruments and agreements as the Agent may reasonably request.

4.2. Representations and Warranties of the Credit Parties.

(a) Each Credit Party is in good standing in its jurisdiction of incorporation or formation and is duly qualified in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has all requisite power and authority to execute, deliver and perform this Amendment Agreement.

(b) The execution, delivery and performance of this Amendment Agreement (i) have been duly authorized by all requisite action of the Credit Parties and (ii) will not (A) contravene the terms of any Credit Party’s charter, by-laws or other organizational documents, (B) violate any provision of applicable law, or (C) conflict with or result in any material breach or contravention of, or the creation of any Lien under, any document evidencing any material contractual obligation to which any Credit Party is a party or any order, injunction, writ or decree of any governmental authority to which any Credit Party or its property is subject.

(c) Each of the Credit Parties represents and warrants that the execution, delivery and performance by each of the Credit Parties of this Amendment Agreement and the documents and instruments delivered in connection therewith have been duly authorized by all necessary corporate action and that this Amendment Agreement is a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(d) Each of the Credit Parties hereby certifies that each of the representations and warranties contained in the Credit Agreement and the other Loan Documents (as amended through the date hereof) is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

(e) After giving effect to this Amendment Agreement, no Default or Event of Default exists on the date hereof.

(f) Since December 31, 2010, no Vessel owned or operated by any Credit Party has suffered any damage or caused damage to any other Person that could reasonably be expected to result in an expenditure by any Credit Party of an amount in excess of $400,000, other than the McKee Sons grounding incident occurring on April 23, 2011.

5. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness of this Amendment Agreement, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import and each reference to the Credit Agreement in each Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended above, all of the terms, conditions and covenants of the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect and shall be binding upon the Credit Parties in all respects and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of (i) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the other Loan Documents, or (ii) any Event of Default or Default under the Credit Agreement.

6. CHOICE OF LAW.  THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

7. Execution in Counterparts.  This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8. Headings.  Section headings in this Amendment Agreement are included herein for convenience of reference only and shall not constitute a part of this Amendment Agreement for any other purposes.

[signature pages follow]

IN WITNESS WHEREOF, the Credit Parties, the Agent and the Lenders have executed this Amendment Agreement as of the date first above written.

LOWER LAKES TOWING LTD.

By:	/s/ Joseph W. McHugh, Jr.

Title:	Vice President

LOWER LAKES TRANSPORTATION COMPANY

By:	/s/ Joseph W. McHugh, Jr.

Title:	Vice President

GRAND RIVER NAVIGATION COMPANY, INC.

By:	/s/ Joseph W. McHugh, Jr.

Title:	Vice President

RAND LOGISTICS, INC.

By:	/s/ Joseph W. McHugh, Jr.

Title:	Vice President & CFO

RAND LL HOLDINGS CORP.

By:	/s/ Joseph W. McHugh, Jr.

Title:	Vice President & CFO

RAND FINANCE CORP.

By:	/s/ Joseph W. McHugh, Jr.

Title:	Vice President & CFO

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, L/C Guarantor, Documentation Agent and Lender

By:	/s/ Joseph Tunney

Title:	Duly Authorized Signatory

PNC BANK, N.A., as Co-Syndication Agent and Lender

By:	/s/ Lisa Lisi

Title:	Vice President

PNC BANK CANADA BRANCH, as Co-Syndication Agent and Lender

By:	/s/

Title:	Senior Vice President

KBC BANK, as Lender

By:	/s/ Katherine S. McCarthy

Title:	Director

By:	/s/ Thomas R. Lalli

Title:	Managing Director